Exhibit (c)(4)
Possible Alternatives Possible Alternatives Public Announcement Options Other Options Description Advantages Considerations Announcement of Insider Offer Joint Announcement with Recommendation Joint Announcement with No Recommendation Announcement that Richard Yanofsky, Neil Wechsler, Holden Ostrin and Gary Wechsler ("Bidders") have made an offer to acquire Optimal Special Committee does not take a position Special Committee accepts offer along with go-shop and make a joint announcement with the Bidders Special Committee and Bidders announce transaction but Special Committee stays neutral Request Bidders to talk to large shareholders for support Restructure business so that Toy business becomes only asset of Optimal Payment portfolio (Moneris & UBC) is sold or transferred as part of management exit package Negotiate exit package with management Would allow Special Committee to consider its alternatives such as shopping the Company Stock price reaction Provoke Bidders to be serious Allows shareholders to react Does not put Special Committee between shareholders and Bidders Would create certainty to market place Go-shop leaves door open for potential competing Bidders Does not put pressure on Special Committee Would allow shareholders to react Go-shop allows for Special Committee to test market and make a recommendation after go- shop Provide certainty of acceptance by largest shareholders Special Committee would not be squeezed Test investors' appetite to support Toy business Allows Optimal to ask shareholders to inject capital on a pro-rata basis as part of go-shop options (only for Toy business) Toy management indicated willingness to cooperate Put company in play Uncertainty Bidders may react negatively (i.e. lower offer, walk-away) Special Committee would support the transaction Shareholders could put pressure on the Special Committee but the go-shop mitigates this effect Bidders would want to get support from Special Committee to convince shareholders Shareholders will have final say Shareholders may ask for Special Committee to support the transaction before discussing with Bidders Shareholders could have high value expectations at this stage of discussion Institutions usually negotiate unless forced to decide to tender or not Special Committee's responsibilities Institutional investors may not care due to limited size Would need time Cooperation required from Richard Yanofsky to tell story Size required substantially higher (i.e. $30 million) than current market capitalization Bidders to Get Support Rights Offering / Equity Raise Seek Third Party Interest Severance costs act as poison pill Small size International buyers could be slow to move Management of Toy business has limited interest Would provide market value test Synergies available Could be done in parallel but before execution of supporting agreement Special Committee to mandate Genuity to shop Toy business, Moneris and UBC to assess potential interest and value